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                       PHILIPS INTERNATIONAL REALTY CORP.
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                             ARTICLES SUPPLEMENTARY

         Philips International Realty Corp., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that :

         FIRST: Pursuant to Title 3, Subtitle 8 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Corporation (the "Board of Directors"), by resolution duly adopted at a duly called meeting held on July 27, 1999, amended and restated the Second Amended and Restated Bylaws of the Corporation to provide that the Corporation elects to be subject to the provisions of Section 3-804 of the MGCL.

         SECOND: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

         THIRD: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 27th day of July, 1999.

                                            PHILIPS INTERNATIONAL REALTY CORP.

                                            By:      /s/ Louis J. Petra (SEAL)
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                                                     Louis J. Petra
                                                     President

ATTEST:

/s/ Sheila Levine
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Sheila Levine
Secretary